EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and Bart Heijermans (“Executive”) (collectively, the “Parties”).

WHEREAS, the Parties mutually desire to end their employment relationship in accordance with the terms of this Agreement; and

WHEREAS, the Company has made available to Executive the New Consideration provided for herein in consideration for his execution of the Agreement and the waivers and releases contained herein.

NOW, THEREFORE, the Parties agree as follows:

1.           Effective Date of Separation.

Executive’s employment with the Company (and any affiliates of the Company) shall terminate on January 21, 2011 (the “Effective Date”).  On the Effective Date, the Employment Agreement dated November 17, 2008 between Executive and the Company (the “Employment Agreement”) shall terminate (other than those provisions which survive the termination of Executive’s employment).

2.           Separation Benefits.

Executive acknowledges that, in consideration for his executing this Agreement prior to February 1, 2011, and the Release of Claims contained in Paragraph 4, that he is being provided with valuable new consideration to which he would not otherwise be entitled, provided that Executive does not revoke this Agreement pursuant to Section 4(D)(9) herein (the “Revocation Period”).  Executive acknowledges that pursuant to Section 7(f) of his Employment Agreement, all items in this Section 2 other than 2(A) 2(G) and 2(H) are considered new consideration (collectively, the New Consideration).

A.           Base Salary.

Executive shall be entitled to receive his base salary through the Effective Date, payable in accordance with the Company’s standard payroll procedures.

B.           Separation Payment

The Company shall pay to Executive the sum of Four Hundred Fifty Thousand Dollars ($450,000.00), less applicable tax withholdings within five (5) business days after the Revocation Period.

C.           2010 and 2011 Target Bonus

The Company agrees to pay Executive, after the Revocation Period and at the time other employees are paid bonuses for the 2010 service year, but no later than March 15, 2011, the amount of Six Hundred Thousand Dollars ($600,000.00), less applicable tax withholdings, for his 2010 Target Bonus.  Executive agrees that no bonus will be paid to him with respect to the 2011 service year, and agrees to accept the aforementioned amount in full and complete satisfaction for all amounts owed or owing to him for the 2010 Target Bonus and the 2011 Target Bonus.

D.	Restricted Stock: Lapsing of Forfeiture Restrictions and Accelerated Vesting of Shares of Stock

Contemporaneously with the execution of this Agreement, the Parties entered into a Stock and Cash Award Amendment Agreement (the “Stock and Cash Award Amendment”), which is incorporated herein.  Pursuant to the terms and conditions of the Stock and Cash Award Amendment, the Company agrees, with respect to 37,195 shares of restricted stock of the Company identified in the Stock and Cash Award Amendment, to lapse the Forfeiture Restrictions on those shares of restricted stock, and none other, thereby allowing those shares of restricted stock to immediately vest as provided therein.

Executive acknowledges and agrees that as to all other shares of restricted stock (other than those identified in the Stock and Cash Award Amendment) that he previously may have been granted or awarded, under the 2007 Restricted Stock Award, the 2008 Restricted Stock Award, the 2009 Restricted Stock Award, the 2010 Restricted Stock Award, the 2011 Restricted Stock Award, or any other award, that were not vested as of the Effective Date, all such shares shall be forfeited, cancelled and have no further force or effect.

Executive further agrees that as to those shares of restricted stock which will become vested under the Stock and Cash Award Amendment, that unless he elects otherwise by remitting to the Company cash in an amount necessary to satisfy the Company’s tax withholding obligations arising with respect to the vesting of his restricted stock, the Company shall satisfy its tax withholding obligations by withholding shares with a fair market value equal to the withholding obligation.

E.           Cash Opportunity Awards

The Parties acknowledge that the Company previously granted to Executive under the Company’s 2009 Long-Term Incentive Cash Plan two cash payment opportunity awards, one dated January 2, 2009 (the “2009 Cash Opportunity Award”) and one dated January 4, 2010 (the “2010 Cash Opportunity Award”).  With respect to the 2009 Cash Opportunity Award, the Company, pursuant to the terms of the Stock and Cash Award Amendment, shall pay to Executive, and Executive agrees to accept in full and complete satisfaction for all amounts owed or owing to him under the 2009 Cash Opportunity Award, the sum total of $330,217 as adjusted  in the manner described in the Cash Opportunity Award Agreement for such grant, but using the average closing price of the Company’s common stock for the thirty trading days prior to the Effective Date (rather than an annual vesting date as described in the Cash Opportunity Award Agreement for such grant). With respect to the 2010 Cash Opportunity Award, the Company, pursuant to the terms of the Stock and Cash Award Amendment, shall pay to Executive, and Executive agrees to accept in full and complete satisfaction for all amounts owed or owing to him under the 2010 Cash Opportunity Award, the sum total of $181,310 as adjusted  in the manner described in the Cash Opportunity Award Agreement for such grant, but using the average closing price  of the Company’s common stock for the twenty trading days prior to the end of the Effective Date (rather than an annual vesting date as described in the Cash Opportunity Award Agreement for such grant).

The Company shall pay Executive the cash opportunity awards for 2009 and 2010 upon expiration of the Revocation Period (provided Executive does not revoke this Agreement).

Executive further acknowledges and agrees that as to any other cash payment opportunity awards (other than as specified in the Stock and Cash Award Amendment) that he previously may have been awarded or granted, under the 2009 Long-Term Cash Incentive Plan or under any other Plan or Award Letter, that were not vested as of the Effective Date, all such outstanding awards or grants shall be deemed forfeited, cancelled and have no further force or effect.

F.           Insurance Coverage

If Executive elects to continue his medical, dental, and/or vision coverage for himself and his eligible dependents, the Company will pay for Executive’s COBRA coverage for twelve months from the Effective Date or until the date he is eligible for other substantially similar coverage, whichever is earlier.

G.           Vacation

Executive will not receive any payment for accrued but unused vacation days, if any.

H.      Expenses

Executive shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties during his employment with the Company, as described in Section 5(e) of the Employment Agreement  The Company acknowledges that Executive has incurred business expenses related to travel requested by the Company that will not be reimbursed prior to the Effective Date, and, after Executive notifies the Company of such expenses, the Company agrees to promptly reimburse Executive for such expenses. For purposes of Section 409A of the Internal Revenue Code, any reimbursements provided for in this Agreement shall (i) be paid no later than December 31 of the calendar year next following the calendar year in which the expense was incurred, (ii) not affect the expenses eligible for reimbursement in any other taxable year, and (iii) not be subject to liquidation or exchange for another benefit or payment.

        I.           Benefit Plans

Executive shall be entitled to all benefits under Section 5(d) of the Employment Agreement subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

J.           No Other Benefits or Perquisites

All other welfare or employment benefits not expressly provided for herein shall end or expire as of the Effective Date.  All perquisites terminate as of the Effective Date, and Executive shall receive no perquisite payments for any period after the Effective Date.

3.           Covenants.

A.	Continuing Obligations under Employment Agreement

Executive acknowledges and re-affirms that under the terms of the Employment Agreement, that Executive continues to have certain agreements and obligations related to Inventions, Confidential Information, Copyright Works (as those terms are defined in the Employment Agreement) as well as non-competition and confidentiality, Company property including without limitation pursuant to Sections 8, 9 and 10 of the Employment Agreement.

For purposes of Section 9 of the Employment Agreement, the Parties hereby agree that the term “Services” shall only apply to those provided by offshore construction (including robotics) and well intervention companies and that the Non-Compete won’t apply to (and Executive is free to seek employment with) Oil & Gas Exploration and Production Companies, Midstream and Downstream Oil & Gas Companies and Partnerships, Engineering, Project Management and Consulting Companies or non-Gulf of Mexico FPSO Companies.

At any time during the period covered by this subsection, Executive may provide the Company with a written request, setting forth with particularity any proposed employment, business arrangement and/or other activities in which Executive proposes to engage, and requesting that the Company state its position as to whether it considers the proposed activities a violation of any of the covenants applicable to Executive pursuant to the Employment Agreement.  The Company shall respond in writing to the request within five business days after receipt.

B.           No Legal Challenge

Executive covenants not to sue, institute, or cause to be instituted any action or proceeding challenging the validity of, the enforceability of, or the reasonableness of, the covenants and obligations described in this Section.  Executive agrees that if he sues (or causes to be sued) the Company in violation of this provision, that he shall be liable to the Company for its reasonable attorneys’ fees, and all other costs of litigation or arbitration.

C.	Cooperation and Assistance

Definition of Cooperation – As used in this Agreement, “cooperate” and “cooperation” includes Executive making himself available in response to all reasonable requests for information by the Company, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other governmental authority with jurisdiction over the matter at hand, whether the request is informal or formal (e.g., in response to a subpoena in a legal proceeding), and includes fully, completely, and truthfully answering questions, assisting the Company in its prosecution or defense of any proceeding, civil or criminal, or providing testimony in any related proceeding, civil or criminal.

Agreement to Cooperate – Executive agrees, acknowledges, represents and warrants that:

(1)           he has: (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secretion of any information, in any form, including, but not limited to, documents and emails ("documentation"), that might be relevant to any investigation; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of any such investigation that have been posed to him by employees, representatives of the Company, or any government agency;

(2)           for a period of two (2) years after the Effective Date, upon reasonable request by the Company and at such times that are reasonably convenient to Executive, reasonably accommodate Executive’s schedule and do not unduly interfere with Executive’s personal or business obligations or endeavors, he will cooperate fully with the Company and its affiliates, past or present, in connection with any internal investigation initiated by the Company, its affiliates, and any successors in interest, as well as with any external investigation initiated by any government or agency or instrumentality thereof in accordance with the Company’s directives, subject to mutual agreement regarding compensation for Executive’s time;

(3)           for a period of two (2) years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor-in-interest, to provide all documentation and information in Executive’s possession, custody, or control that is related to any internal or external investigation of the Company and its affiliates; and

(4)           after two (2) years after the Effective Date, Executive agrees upon request to provide continuing reasonable cooperation with the Company or any of its affiliates in responding to internal or governmental investigations, subject to mutual agreement regarding compensation for Executive’s time.

If any travel is required in rendering cooperation under this subsection, the Company agrees that Executive may arrange for business class travel, and the Company agrees to reimburse Executive for such travel expenses.  All reasonable expenses incurred by Executive in rendering cooperation under this subsection will be reimbursed by the Company.

       D.           Non-Disparagement

Executive, the Company and the Company’s officers and directors shall refrain from any criticisms or disparaging comments about each other or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its affiliates, officers or directors or Executive to any state or federal law enforcement agency or require notice to the Company or Executive thereof, and none of Executive, the Company or any of its affiliates, officers or directors will be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law.

4.           Release of Claims.

A.           Irrevocable Waiver and Release

For and in consideration of the New Consideration and other good and valuable consideration, for which Executive acknowledges the sufficiency and receipt, Executive, acting in his own behalf and on behalf of his respective heirs, executors, administrators, legal representatives, beneficiaries, successors and assigns, does hereby irrevocably and unconditionally release, acquit, waive and forever discharge the Company (as defined below) from any and all Claims (as defined below) and Damages (as defined below), whether known or unknown, asserted or unasserted, which are in any way on account of, relating to, arising out of, or arising from:  (i) his role as an officer of the Company; (ii) his employment with the Company; (iii) any acts (or omissions) or conduct connected with his employment or acts (or omissions) occurring (or not occurring) during his employment with the Company; (iv) any breach of any duty to Executive, breach of:  employment agreements, compensation agreements, stock awards, long-term incentive cash plans or other incentive plans or awards, or employee benefit plans; (v) the separation of his employment with the Company and removal as an officer of the Company (whether it is by a resignation, constructive discharge or discharge); (vi) his Employment Agreement with the Company; (vii) any business or contractual relationship with the Company; and (ix) any promises, representations or agreements concerning employment or future employment with the Company or benefits associated with employment or future employment by the Company.

For purposes of this Agreement, the “Company” is defined to include:  (i) Helix Energy Solutions Group, Inc. and each and all of its subsidiaries and affiliated companies; (ii) the Company’s (and affiliates’) shareholders, officers, agents, employees, directors, supervisors, representatives (including without limitation, Owen E. Kratz), whether or not acting in the course and scope of employment, attorneys, insurers, health, welfare, pension, and retirement benefit plans, the Compensation Committee of the Board of Directors, and the fiduciaries and agents of said plans or committees, and any successors and assigns of the above; and (iii) all persons acting by, through, under, or in concert with any of the foregoing persons or entities.

For purposes of this Agreement, the term “Claims” comprehensively includes, but is not limited to, actions, lawsuits, proceedings, claims, causes of action, demands, grievances, liabilities, suits, and judgments, whether actual or potential, whether presently known or unknown, recognized by the law of any jurisdiction, whether arising in tort, in contract, at law, in equity, at common law, or under any federal, state, county or local statute or law, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Equal Pay Act, overtime and minimum wage claims under the Fair Labor Standards Act, 29 U.S.C. §§201, et seq., the Texas Commission on Human Rights Act, any violation of the Texas Labor Code or the Texas Business & Commerce Code, the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. §§621 et seq., the Older Workers' Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act (“ERISA”), including but not limited to Section 510, 29 U.S.C. §1140; any federal or state civil rights law, including but not limited to violations of 42 U.S.C. §1981; under any and all theories of recovery of whatsoever nature, under any theory of liability, whatsoever, including but not limited, to strict liability, negligence, gross negligence, recklessness, on account of breach of any duty, including breach of fiduciary duty, personal injury or sickness, intentional acts or omissions, actions for fraud, negligence, gross negligence, recklessness, intentional or malicious acts of any kind, intentional infliction of emotional distress, libel, slander, defamation, breach of contract, any action challenging the validity, enforceability of, or reasonableness of, the non-solicitation or confidentiality covenants herein, quantum meruit, promissory reliance, estoppel or promissory estoppel, detrimental reliance or negligent or reckless misrepresentation, wrongful discharge, claims under Sarbanes Oxley, “whistleblower” or retaliation claims, or wrongful discharge in violation of public policy.

The term “Damages” means any and all elements of relief of recovery of whatsoever nature, whether known or now unknown, recognized by the law of any jurisdiction and comprehensively includes, but is not limited to, money damages of every description, including economic loss; property loss; personal injury; mental or emotional distress; attorney's fee; prejudgment or postjudgment interest; costs; any equitable relief; right to reinstatement; lost income; penalty wages; restricted stock awards; stock; cash awards; bonuses; employee benefits of any kind whatsoever, including but not limited to benefits which would have arisen from any employee benefit plan, benefits packages, retirement or deferred compensation plans, incentive plans, executive benefit plans or packages (except as provided in Paragraph 2 hereto); expenses; past or future loss of support, care, guidance, companionship, society, love, affection, household services, advice and counsel, pain and suffering, mental anguish, wage earning capacity; past and future medical expenses; punitive or exemplary damages; multiplication of compensatory damages under any theory whatsoever; front-pay; back-pay; and any other type of monetary relief whatsoever cognizable under any law.

This release applies to any claims brought by any person or agency on behalf of Executive or any class action pursuant to which Executive may have any right or benefit.

B.           Covenant Not to Sue

To the maximum extent permitted by law, Executive covenants not to sue or institute or cause to be instituted any action in arbitration, any federal, state or local agency or court against the Company, including but not limited to any of the Claims or Damages released in Paragraph 4 of this Agreement.  Executive agrees that with respect to a charge or complaint which may be filed by him or someone else with the Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights, or his participation in an investigation by either agency, Executive agrees not to be part of, or accept, any monetary or equitable recovery obtained by any such charge, complaint or investigation for Claims and/or Damages released herein and Executive does hereby assign any such recovery or benefit to the Company.

Executive agrees that if he sues the Company in violation of this Agreement, Executive shall be liable to the Company for its reasonable attorneys’ fees and other costs of arbitration or litigation incurred in defending against such a suit. Additionally, if Executive sues the Company in violation of this Agreement, the Company can require Executive to return all monies and other benefits paid to Executive pursuant to this Agreement.

C.           Exclusions to Release

Notwithstanding the foregoing, the release contained herein shall not apply to: (i) any rights that Executive may have under this Agreement, the Stock and Cash Award Amendment, and related awards or benefit claims under Company 401(k) plans or employee welfare benefit plans in which Executive is a participant by virtue of his employment with the Company or its affiliates; (ii) Executive’s rights under applicable law (i.e., the COBRA law) to continued medical insurance coverage at Executive’s expense; and (iii) Executive’s statutory right to file a charge with the EEOC or the Texas Workforce  Commission/Civil Rights Division  (“TWCCRD”), to participate in an EEOC or TWCCRD investigation or proceeding, or to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626(f)(4).

D.           Representations by Executive; Revocation of Agreement

In connection with this release, Executive represents that the statutory requirements for a waiver of his rights and claims under ADEA and the OWBPA have been satisfied.  Specifically, Executive understands and agrees that:

(1)           this waiver and release is part of an agreement between him and the Company that is written in a manner calculated to be understood by him and that he in fact understands the terms, conditions and effect of this Agreement;

(2)           this Agreement refers to rights or claims arising under ADEA and the OWBPA;

(3)           he has a period of 21 days within which to consider whether to execute this Agreement, that no one hurried him into executing this Agreement during that 21 day period, and that no one coerced him into executing this Agreement;

(4)           he has carefully read and fully understands all the provisions of the release set forth in Section 4 of this Agreement, and declares that the Agreement is written in a manner that he understands;

(5)           through this Agreement, he is releasing the Company from any and all claims he may have against the Company and the other Parties specified above, as provided above, and that this Agreement constitutes a release and discharge of claims arising under the ADEA including the OWBPA.

(6)           his agreement to all of the terms set forth in this Agreement is knowing and voluntary;

(7)           he knowingly and voluntarily intends to be legally bound by the terms of this Agreement;

(8)           he acknowledges that the Company is hereby advising him in writing to consult with an attorney of his choice prior to executing this Agreement; and

(9)           he understands that rights or claims under ADEA or the OWBPA that may arise after the date this Agreement is executed are not waived.  He understands that he has a period of seven (7) days to revoke this Agreement to give the Company a complete release in exchange for the New Consideration, and that he may deliver notification of revocation by letter or facsimile addressed to the Company’s General Counsel.  Executive understands that this Agreement will not become effective and binding, and that none of the New Consideration  described above in Section 2 of this Agreement will be provided to him until after the expiration of the Revocation Period, provided Executive does not revoke this Agreement.  The Revocation Period commences when Executive executes this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which Executive executes this Agreement.  Executive understands that if he does not deliver a written notice of revocation to the Company’s General Counsel before the end of the seven-day period described above, this Agreement will become final, binding and enforceable.

(10)           Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement made by the Company, or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the release set forth in this Agreement, other than those specifically stated in this Agreement.

E.           No Admission of Liability by the Company

The Company’s decision to offer the New Consideration in exchange for a release of claims shall not be construed as an admission by the Company of (i) any liability whatsoever; (ii) any violation of any of Executive’s rights or those of any person; or (iii) any violation of any order, law, statute, duty, or contract. The Company specifically disclaims any liability to Executive or to any other person for any alleged violation of any rights possessed by Executive or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

F.           Release Binding on Executive’s Successors

The release set forth in this Section 4 of this Agreement shall be binding upon Executive, and his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company.  Executive expressly warrants that he has not assigned, transferred or sold to any person or entity any rights, causes of action, or Claims or Damages released in this Agreement.

5.           Miscellaneous

A.           Exclusive Obligations, Rights and Benefits

Except as otherwise provided in this Agreement, the obligations, rights, and benefits described in this Agreement supersede, negate and replace any other obligations, rights, and benefits owed to or offered by the Company to Executive, other than those contained in the Employment Agreement which survive the termination thereof and which are not superseded hereby.  The agreement for the delivery of the New Consideration herein is notwithstanding and in lieu of any provision to the contrary contained in the compensation provisions related to termination in Sections 7(b), (c) and (d) of the Executive’s Employment Agreement.

B.           Entire Agreement

This Agreement sets forth the entire agreement between Executive and the Company with respect to each and every issue addressed in this Agreement, and this Agreement incorporates the terms of the Stock and Cash Award Amendment, and any of the Company’s benefit plans and related agreements in which Executive has participated as an employee and officer of the Company.  To the extent any of the terms in the above-listed documents conflict with the terms of this Agreement, the terms of this Agreement shall supersede.  This entire, integrated Agreement fully supersedes any and all prior agreements or understandings, oral or written, between Executive and the Company pertaining to the subject matter of this Agreement.  Notwithstanding anything contained herein, nothing in this Agreement shall affect, limit or negate any provision of the Company’s By-Laws or Articles of Incorporation with respect to indemnification of current or former officers and/or directors of the Company.

C.           Exclusive Choice of Law and Arbitration Agreement

This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising out of or under this Agreement, or the Stock and Cash Award Amendment, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or the Stock and Cash Award Amendment, or in any way relating to this Agreement and the Stock and Cash Award Amendment (including issues relating to that formation and the validity of this arbitration clause), the Parties agree to resolve those disputes or controversies, fully and completely, through the use of final, binding arbitration. This arbitration agreement applies to any disputes arising under (i) the common law; (ii) federal or state statutes, laws or regulations; and also to (iii) any dispute about the arbitrability of any claim or controversy. The Parties further agree to hold knowledge of the existence of any dispute or controversy subject to this Agreement to arbitrate, completely confidential. Executive understands and agrees that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged (whether voluntarily or by compulsion) during the course of such arbitration proceeding.   Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules then in effect governing employment disputes and the arbitrator shall have full authority to award or grant all remedies provided by law. The arbitrator will have the discretion to permit discovery that the arbitrator deems appropriate for a full and fair hearing. The arbitrator will issue a reasoned award, and the award of the arbitrator shall be final and binding.  A judgment upon the award may be entered and enforced by any court having jurisdiction.  Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by the Parties by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that Executive has violated any provision of Section 3 of this Agreement.  This arbitration agreement does not limit Executive’s right to file an administrative charge concerning the validity of the release set forth in Section 4 of this Agreement, with any appropriate state or federal agency.

D.           Multiple Counterparts/Electronic Copies

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of such counterparts together shall constitute a single instrument. An electronic copy (including in .pdf format) or facsimile of a signature hereto will be binding upon the signatory as if it were an original signature.

E.           Meaning of Separation From Service

For the purposes of this Agreement, “separation from service” has the meaning ascribed to that term in section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service.  Notwithstanding the provisions of Section 3C of this Agreement, the Parties intend and agree that Executive shall have a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h)(1) as of the Effective Date.

F.           Severability and Headings

The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

G.           Third Party Communications

The Company agrees to allow Executive the opportunity to comment, in advance, on the content of any press releases, public filings with the Securities and Exchange Commission or other public communications concerning Executive’s employment with and termination from the Company.

H.           Binding Nature

This Agreement shall be binding on the Company, its successors and assigns, and in the event of Executive’s death prior to the payment of benefits hereunder, the cash payments described herein will be made to Executive’s estate.

Please initial each page and sign below.

ENTERED INTO in Houston, Texas as of the 21st day of January, 2011.

Helix Energy Solutions Group, Inc.

By:           /s/ Lloyd A. Hajdik

Name:           Lloyd A. Hajdik

Title:           Senior Vice President Finance and Chief Accounting Officer

ENTERED INTO in Houston, Texas as of the 21st day of January, 2011.

/s/ Bart Heijermans____________________
Bart Heijermans